Exhibit 99.26(d)(33)

Accidental Death and Dismemberment VGUL Policy Rider

Securian Life Insurance Company

400 Robert Street North • St. Paul, Minnesota 55101-2098

General Information

This rider is issued in consideration of the required premium and amends the group policy to which it is attached. This rider is subject to every term, condition, exclusion, limitation, and provision of the group policy unless otherwise expressly provided for herein. Coverage under this rider will not be included in any insurance issued under the conversion right section of the group policy.

What does this rider provide?

This rider provides a benefit for an [insured employee’s] accidental death or dismemberment which occurs as a result of an accidental injury.

Accidental Death and Dismemberment Benefit

What does accidental death or dismemberment by accidental injury mean?

Accidental death or dismemberment by accidental injury as used in this rider means that the [insured employee’s] death or dismemberment results, directly and independently of all other causes, from an accidental injury which is unintended, unexpected, and unforeseen.

The injury must occur while insurance on the [insured employee] under this rider is in force. The [insured employee’s] death or dismemberment must occur within [180 days] after the date of the injury and while insurance on the [insured employee] under this rider is in force.

What are the exclusions under this rider?

We will not pay an accidental death and dismemberment benefit where the [insured employee’s] death or dismemberment results from or is caused directly or indirectly by any of the following:

(1)         [suicide or attempted suicide; or

(2)         intentionally self-inflicted injury or attempt thereof; or

(3)         participation in or attempt to commit a felony; or

(4)         bodily or mental infirmity, illness or disease including bacterial infection, other than infection occurring simultaneously with, and as a result of, the accidental injury; or

(5)         intoxication or influence of any narcotic unless administered on the advice of a physician; or

(6)         travel or flight in or on, or descent from or with, any type of military aircraft; or

(7)         war or any act of war, whether declared or undeclared.]

What is the amount of the accidental death and dismemberment benefit?

The amount of the accidental death and dismemberment benefit is based on the type of loss and the amount of insurance on the [insured employee], as determined by the table below. The amount of insurance is shown on the certificate profile page.

[FOR LOSS OF	AMOUNT OF BENEFIT

Life	100% of Amount of Insurance
Both Hands or Both Feet	100% of Amount of Insurance
Sight of Both Eyes	100% of Amount of Insurance
Speech and Hearing	100% of Amount of Insurance
One Hand and One Foot	100% of Amount of Insurance
One Foot and Sight of One Eye	100% of Amount of Insurance
One Hand and Sight of One Eye	100% of Amount of Insurance
Sight of One Eye	50% of Amount of Insurance
Speech or Hearing	50% of Amount of Insurance
One Hand or One Foot	50% of Amount of Insurance
Thumb and Index Finger of One Hand	25% of Amount of Insurance]

[Loss of hand or foot means complete severance at or above the wrist or ankle joints. Loss of sight, speech or hearing means the entire and irrecoverable loss of sight, speech or hearing which cannot be corrected by medical or surgical treatment or by artificial means. Loss of thumb and index finger means complete severance of both the thumb and the index finger at or above the metacarpophalangeal joints.]

[Benefits may be paid for more than one accidental injury but the total amount of insurance payable under this rider will never exceed the full amount of insurance.]

When will an accidental death and dismemberment benefit be payable?

We will pay an accidental death and dismemberment benefit upon receipt at our home office of written proof satisfactory to us that an [insured employee] died or suffered dismemberment as a result of an accidental injury and while insured under this rider.

All payments by us are payable from our home office. The benefit will be paid in a single sum. We will pay interest on the benefit from the date of the [insured employee’s] death or dismemberment until the date of payment. Interest will be at an annual rate determined by us, but never less than [3%] per year or the minimum required by state law, whichever is greater.

To whom will we pay the benefit?

We will pay an accidental death benefit to the person or persons entitled to receive a death benefit under the terms of the group policy. A dismemberment benefit will be paid to the insured employee, if living, otherwise to the insured employee’s estate.

[Additional Benefits]

[Repatriation Benefit

What is the repatriation benefit?

We will pay an additional accidental death benefit of [up to 10% of the [insured employee’s] amount of insurance] for the preparation and transportation of the [insured employee’s] body to a mortuary if, as the result of a covered accident, the [insured employee] dies at least [75 miles] from his or her principal place of residence.

Seatbelt Benefit

What is the seatbelt benefit?

We will pay an additional accidental death and dismemberment benefit of [up to 10% of the [insured employee’s] amount of insurance] if the [insured employee] dies or suffers a covered dismemberment as a result of a covered accident which occurs while he or she is driving or riding in a private passenger car, provided:

(1)         the private passenger car is equipped with seatbelts; and

(2)         a seatbelt was in proper use by the [insured employee] at the time of the accident as certified in the official accident report or by the investigating officer; and

(3)         at the time of the accident, the driver of the private passenger car was not intoxicated, impaired, or under the influence of alcohol or drugs.

Seatbelt means a properly installed seatbelt, lap and shoulder restraint, or other restraint approved by the National Highway Traffic Safety Administration or any successor governmental agency.

Air Bag Benefit

What is the air bag benefit?

We will pay an additional accidental death and dismemberment benefit of [up to 10% of the [insured employee’s] amount of insurance] if the insured employee dies or suffers a covered dismemberment as a result of a covered accident which occurs while he or she is driving or riding in a private passenger car, provided:

(1)         the seat in which the [insured employee] was seated was equipped with a properly installed airbag at the time of the accident; and

(2)         the private passenger car is equipped with seatbelts; and

(3)         a seatbelt was in proper use by the [insured employee] at the time of the accident as certified in the official accident report or by the investigating officer; and

(4)         at the time of the accident, the driver of the private passenger car was not intoxicated, impaired, or under the influence of alcohol or drugs.

Seatbelt means a properly installed seatbelt, lap and shoulder restraint, or other restraint approved by the National Highway Traffic Safety Administration or any successor governmental agency.]

Termination

When does insurance on an [insured employee] under this rider terminate?

Insurance on an [insured employee] terminates on the earliest of:

(1)         the date the [insured employee] is no longer insured for life insurance under the group policy; or

(2)         [the [insured employee’s] 70th birthday; or

(3)         the date this rider terminates; or

(4)         [when the total amount of insurance paid under this rider due to an [insured employee’s] accidental injuries equals the full amount of his or her insurance.]

When does this rider terminate?

This rider will terminate on the earlier of:

(1)   the date specified in a request from you to terminate this rider; or

(2)   the date the group policy is terminated.

Additional Information

Will insurance on an [insured employee] under this rider accumulate account value?

No. Insurance on an [insured employee] under this rider will not accumulate account value.

The account value is the cash value of an [insured employee’s] certificate before subtracting surrender charges and loans outstanding against the [insured employee’s] cash value.

Do we have the right to obtain independent medical verification?

Yes. We retain the right to have the [insured employee] medically examined at our expense whenever a claim is pending and, where not forbidden by law, we reserve the right to have an autopsy performed in case of death.

[/s/ Gary R. Christensen	/s/ Robert L. Senkler
Secretary	President]